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                                     [LETTERHEAD]


NEWS RELEASE

Contacts:   Raymond J. Pacini, President and Chief Executive Officer,
            California Coastal Communities, Inc. (formerly Koll Real Estate
            Group, Inc.) 949-833-3025 X291

            Lucy Dunn, Executive Vice President, Hearthside Homes, Inc., a wholly owned subsidiary of California Coastal Communities, Inc. 949-472-5800

                COMPANY WINS APPEAL AFFIRMING WARNER MESA PROJECT'S

                                COMPLIANCE WITH CEQA

       COMPANY EXPECTS REMAINING APPEALS ON COASTAL ACT ISSUES TO BE DECIDED

                                  LATER THIS YEAR

       NEWPORT BEACH, California - June 18, 1998 - California Coastal Communities, Inc.. (NASDAQ:CALC), formerly known as Koll Real Estate Group, Inc., announced today that on June 17, 1998, the California Court of Appeal ruled in the Company's favor by affirming a Superior Court's earlier decision that the Orange County Board of Supervisor's approval of the Bolsa Chica Local Coastal Program ("LCP") was in compliance with the California Environmental Quality Act ("CEQA").

       Additionally, the court reversed the Superior Court's award of attorney fees and costs to the Company's opponents because certain aspects of the Superior Court's decision erred on the merits and the project opponents did not accomplish anything meaningful in the CEQA litigation.

       According to California Coastal Communities' President and CEO,
Raymond J. Pacini, "This litigation victory represents an important step toward development of our Warner Mesa community. We are pleased with the Court of Appeal's quick decision following the June 11th hearing. This decision, coupled with last month's order by the Court of Appeal to consolidate and expedite the then pending appeals in the Coastal Act litigation, will hopefully result in a positive resolution of all litigation by no later than year-end. We hope the Court of Appeal will put an end to the costly delays to our employees, shareholders and the citizens of Orange County."


                                      **MORE**

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Court of Appeal's Decision Affirms Warner Mesa Project's Compliance with
CEQA/222


       Said Lucy Dunn, Executive Vice President of Hearthside Homes, Inc., the land development and homebuilding subsidiary of California Coastal Communities, Inc., "The court has recognized what we have said all along; that the public has had ample opportunity to comment, participate and influence the plan through numerous public hearings during the 25-year Bolsa Chica planning process."

       The Court of Appeal's decision resolves a "CEQA Lawsuit" filed by the Bolsa Chica Land Trust in January 1995, challenging the December 1994 approvals of the Orange County Board of Supervisors. In January 1997, after remanding the matter to the Board of Supervisors for additional processing and findings, the trial court entered a judgment in favor of the Company. This judgment was upheld by the Court of Appeal on June 17, 1998.

       With this decision, the Court of Appeal rejected the contentions of the Bolsa Chica Land Trust by concluding that the final Environmental Impact Report ("EIR") adequately considered the alternatives for treatment of archeological sites and that the County's efforts complied with the requirements for involving the federal government in the EIR process.

       The Court of Appeal concluded that where there are no significant artifacts to preserve, focus on mitigating measures is adequate: "half a century of agricultural activity and amateur and professional archeological digs have rendered the site highly unlikely to yield anything of significance."

       The Court of Appeal also concluded that the federal agencies did comment on both the 1993 and 1994 draft EIRs: "so the claim on appeal that such participation was not obtained is meritless."

       The next set of appeals to be heard by the Court of Appeal relates to the "Coastal Act Lawsuit," filed by the Bolsa Chica Land Trust in March 1996 to challenge the January 1996 approvals of the Coastal Commission. In response to an August 1997 Superior Court decision, on October 9, 1997 the Coastal Commission approved suggested modifications to the LCP which eliminated the filling of the 1.7 acre Warner Pond and reduced the maximum density from 2,500 homes to no more than 1,235 homes on Warner Mesa. The Orange County Board of Supervisors subsequently accepted the Coastal Commission's suggested modifications.


                                      **MORE**

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Court of Appeal's Decision Affirms Warner Mesa Project's Compliance with
CEQA/333


       However, on February 20, 1998, the Superior Court ruled that the Coastal Commission should not have narrowed the scope of public comments during the Coastal Commission's October 1997 hearing, and ordered the Coastal Commission to hold a third hearing on the LCP. There are numerous appeals pending with respect to the Coastal Act Lawsuit. In May 1998, the California Court of Appeal ordered that all then pending appeals be consolidated and heard on an expedited basis.

       The Company currently anticipates that a decision on the appeals in the Coastal Act Lawsuit may be rendered during the fourth quarter of 1998.

       While the Company is unable to predict exactly when these litigation delays will end, it hopes to start infrastructure construction next year. The Company does not believe that the litigation process will permanently prevent it from completing the Warner Mesa project; however there can be no assurance in that regard or that further delays will not result.

       Any forward-looking statements in this press release involve known and unknown risks and uncertainties including the timing and outcome of various litigation described herein. The Company's actual results could differ materially from those currently anticipated in any such forward-looking statements because of many factors.

       California Coastal Communities, Inc. recently sold its commercial development business to focus on residential land development and homebuilding in Southern California. The Company's principal subsidiaries are Signal Landmark, which owns the approximately 200-acre Warner Mesa (formerly known as the Bolsa Chica mesa), and Hearthside Homes, Inc., the third largest homebuilder in Orange County, currently building a 1,200 home project in Aliso Viejo, CA.

                                      **END**